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                                                                    EXHIBIT 99.1


    CalComp Finalizes Agreement for Funding to Allow Shutdown of Operations
                    Company Plans Liquidation of Operations

     ANAHEIM, Calif.--Jan. 15, 1999--CalComp Technology, Inc. (Nasdaq:CLCP) Friday said it has completed an agreement under which Lockheed Martin Corporation (NYSE:LMT), its majority shareholder and principal lender, will provide additional funding to assist CalComp in a nonbankruptcy shutdown of its operations.

     "The arrangement with Lockheed Martin will make it possible for CalComp to sell or liquidate its assets in a manner that will take into account the best interests of our shareholders, creditors, employees, customers and suppliers," said John C. Batterton, president and chief executive officer.

     Batterton said the shutdown will take approximately six months. He noted that, while the company anticipates that it will be able to pay its nonaffiliated creditors in full, the company's ability to do so will depend on receiving sufficient cash from the sale of its assets. He added that CalComp believes that it is highly unlikely that there will be any funds or assets available for distribution to its preferred and common shareholders.

     As part of the preparation for the shutdown of CalComp's business, the company will shortly issue notices to its employees under the Federal Workers Adjusted and Retraining Notification Act informing them of the scheduled termination of their employment in connection with the shutdown.

     Approximately 450 employees, or 65 percent of the company's North America workforce, will be terminated in January 1999.

     The funding of the shutdown follows a previous decision by Lockheed Martin to not extend CalComp's existing $43 million credit capacity. CalComp expects to reach its credit limit this month and does not anticipate being able to obtain additional funding from other sources.

     CalComp Technology is a leading developer and manufacturer of computer graphics peripherals and supplies, for personal, business, and professional applications. As an industry leader in piezo inkjet technology, CalComp develops image marking systems and components that support advanced digital printing applications.

     Corporate offices are located in Anaheim, Calif. For more information, visit the CalComp Web site at www.calcomp.com, or call 800/CALCOMP (800/225-2667).

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     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company's ability to successfully liquidate its assets and conduct an orderly shutdown of its operations.

Contact:

     CalComp Technology Inc., Anaheim
     John J. Millerick, 714/821-2314